Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE2

Monthly Period	September 1, 2003 through September 30, 2003
Payment Date	October 27, 2003

Aggregate Amount Collected for the Collection Period

Interest	$3,364,159.08
Principal Collections	$52,969,306.59
Substitution Amounts	$—
Additional Draws	$30,072,186.04

Application of Collected Amounts

Applied in the following order of priority:			Factor per Thousand
(i)	Enhancer Premium	$150,000.00
(ii)	Noteholder’s Interest	$1,510,942.59	1.259118829
	Payment for Additional Balance	$—
(iii)	Principal Collections to Funding Account	$—
(iv)	Excess Spread (during Revolving)	$—
(v)	Excess Spread (during AP)	$1,619,567.93
(vi)	Additional Balance Increase Payment from Excess Spread	$—
(vii)	Noteholder’s Principal Distribution	$22,990,619.10
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$—
(x)	Enhancer	$—
(xi)	Interest Shortfalls	$—
(xii)	Indenture Trustee	$—
(xiii)	Certificates	$1,619,567.93

Balances			Percentage Interest

Beginning Note Balance		$1,096,651,883.20	98.65%
Ending Note Balance		$1,073,661,264.10	98.61%
	Change	$22,990,619.10
Beginning Excluded Amount		$—
Ending Ecluded Amount		$—
	Change	$—
Beginning Pool Balance		$1,111,651,883.20
Ending Pool Balance		$1,088,744,912.65
	Change	$22,906,970.55
Beginning Principal Balance		$1,111,651,883.20
Ending Principal Balance		$1,088,744,912.65
	Change	$22,906,970.55
Beginning Additional Balance Increase		$—	0.00%
Ending Additional Balance Increase		$—	0.00%
	Change	$—

Delinquencies

	#	$

Two statement cycle dates:	5	$236,350.35
Three statement cycle dates:	3	$45,487.83
Four statement cycle dates:	2	$106,745.96
Five statement cycle dates:	1	$457,354.44
Six statement cycle dates:	—	$—
Seven + statement cycle dates:	1	$83,648.55
Foreclosures	—	$—
REO	—	$—
Liquidation Loss Amount	—	$9,850.00

Additional Information

Net WAC Rate	3.15%
Overcollateralization Target	$15,083,648.55
Overcollateralization Amount	$15,083,648.55
Funding Account Ending Balance	$—
Gross CPR (1 mo. Annualized)	44.344%
Net CPR (1 mo. Annualized)	22.117%
Draw Rate (1 mo. Annualized)	28.035%
WAM	221.05
AGE	12.44

WACHOVIA BANK, NATIONAL ASSOCIATION as Administrator